Exhibit 4.22

Power of Attorney

The Enterprise, Shenzhen Guohong No. 2 Enterprise Management Partnership (Limited Partnership), with a unified social credit code of 91440300MA5EQ4KM9Q, sign this Power of Attorney on November 4, 2022, which shall take effect on the date of execution of the Capital Increase Agreement under the capital increase arrangement as specified in the Transaction Documents (as defined below). The Enterprise owns 23.08% of the equity of Beijing Duokr Information Technology Co., Ltd. (the “Company”) on the date of signing of this Power of Attorney.

Regarding the equity held by the Enterprise in the Company, now and in the future (the “Equity Held by the Enterprise”), the Enterprise hereby irrevocably appoints and authorizes Beijing Dakr Information Technology Co., Ltd. (the “WFOE”) or the person designated by the WFOE at its own discretion (including its successor, including the liquidator replacing the WFOE, if involved) (the “Agent”), to be the sole and exclusive agent of the Enterprise during the period of this Power of Attorney to represent the Enterprise in exercising all the rights that the Enterprise may have with respect to the Equity Held by the Enterprise in accordance with relevant laws and regulations and the articles of association of the Company, including but not limited to the following rights (collectively, the “Shareholder Rights”):

(a)	proposing to hold, convene, and participating in, the shareholders’ meeting of the Company;

(b)	receiving any notices about the convening of the shareholders’ meetings and related procedures;

(c)	signing and delivering any written resolutions in the name of the Enterprise and on behalf of the Enterprise as a shareholder of the Company;

(d)	voting in person or by proxy on any matter discussed at the shareholders’ meeting (including but not limited to the sale, transfer, mortgage, pledge or disposal of any or all of the Company’s assets);

(e)	selling, transferring, pledging or otherwise disposing of any or all of the Equity Held by the Enterprise in the Company;

(f)	nominating, electing, designating or appointing and removing the legal representative, director, general manager, chief financial officer, supervisor and other officers of the Company;

(g)	supervising the Company’s operating performance, approving the Company’s annual budget or declaring dividends, and reviewing the Company’s financial information at any time;

(h)	approving the Company to file any registration documents with the competent government authorities;

(i)	representing shareholders in exercising voting rights on the matters of liquidation of the Company;

(j)

filing a shareholder lawsuit or taking other legal actions against a directors or officer of the Company when the action of such a director or officer impairs the interests of the Company or its shareholders;

(k)	approving any amendments to the articles of association of the Company; and

(l)	any other rights granted to shareholders by the Company’s articles of association or relevant laws and regulations.

The Enterprise hereby further agrees and undertakes:

The Agent shall have the right to represent the Enterprise to sign any and all documents required to be signed by the Enterprise as specified in the Exclusive Option Agreement executed by and among the Enterprise, the WFOE and the Company on November 4, 2022, and the Equity Pledge Agreement executed by and among the Enterprise, the WFOE and the Company on November 4, 2022 (including any amendments, modifications or restatement to the foregoing, collectively, the “Transaction Documents”), and to perform the Transaction Documents as scheduled. The exercise of this right shall not impose any restriction on the authorization hereunder in whatever form.

Any and all actions taken by the Agent regarding the Equity Held by the Enterprise shall be deemed as the actions taken by the Enterprise, and all documents signed by the Agent regarding the Equity Held by the Enterprise shall be deemed as documents signed by the Enterprise, all of which will be recognized by the Company.

The WFOE has the right to authorize another individual or entity to handle the above matters without prior notice to the Enterprise or obtaining the prior consent of the Enterprise. If required by Chinese laws, The WFOE shall assign Chinese citizens or other individuals or entities permitted by Chinese laws to exercise the rights above. Once the WFOE notifies the Enterprise in writing that it will transfer the rights under this Power of Attorney to a third party, the Enterprise will forthwith withdraw the appointment and authorization made to the WFOE herein, and forthwith sign a new power of attorney in the same format as this Power of Attorney, making the same authorization and appointment as the content of this Power of Attorney to the person nominated by the WFOE.

The Enterprise undertakes not to take any action that is contrary to the purpose or intention of the Transaction Documents and this Power of Attorney, or engage in any act or omission that may cause conflicts of interest between the WFOE and the Company or its subsidiaries; if a conflict of interest arises, the Enterprise shall support the legitimate rights and interests of the WFOE and take any action reasonably required by the WFOE.

During the period when the Enterprise is a shareholder of the Company, unless the WFOE gives an instruction to the contrary in writing, this Power of Attorney shall be irrevocable and continues to be valid from the date of signing of this Power of Attorney.

For any dispute arising from the interpretation and performance of this Power of Attorney, any of the Enterprise and the WFOE or the person designated by the WFOE at its own discretion (including its successor, including the liquidator replacing the WFOE, if involved), may file the dispute to the China International Economic and Trade Arbitration Commission for settlement by arbitration in accordance with its arbitration procedures and rules in effect at that time. The arbitration shall be conducted in Beijing. The arbitral award is final and binding on all parties concerned. During the arbitration period, this Power of Attorney shall continue to be valid, except for the part disputed by the Enterprise or by the WFOE or by the person designated by the WFOE at its own discretion (including its successor, including the liquidator replacing the WFOE, if involved) and involved in the arbitration.

During the period of this Power of Attorney, the Enterprise hereby waives all rights related to the Equity Held by the Enterprise that have been authorized to the WFOE through this Power of Attorney and that will no longer be exercised by the Enterprise by itself.

[There is no text below]
Shenzhen Guohong No. 2 Enterprise Management Partnership (Limited Partnership) (seal)

Signed by:
Title:

The WFOE hereby agrees and accepts this Power of Attorney:

Beijing Dakr Information Technology Co., Ltd. (seal)

Signed by:
Title:

The Company hereby agrees and recognizes this Power of Attorney:

Beijing Duokr Information Technology Co., Ltd. (seal)

Signed by:
Title: